UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 2, 2017

CALAMP CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-12182	95-3647070
(Commission	(IRS Employer
file number)	Identification Number)

15635 Alton Parkway, Suite 250, Irvine, CA 92618
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (949) 600-5600

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On June 7, 2017, CalAmp Corp. (“CalAmp” or the “Company”) filed a Current Report on Form 8-K with the Securities and Exchange Commission (the “Original Form 8-K”) to report an arbitration award decision and subsequent settlement concerning the award. This Amendment No. 1 to Current Report on Form 8-K/A (the “Amended Form 8-K”) is being filed solely to amend Item 8.01 of the Original Form 8-K to clarify the party responsible for payment of the settlement. Except as described above, this Amended Form 8-K does not modify or update the Original Form 8-K or the disclosures set forth therein or otherwise reflect events occurring after the filing thereof.

Item 8.01 Other Events.

On June 2, 2017, CalAmp Corp. (“CalAmp”) was notified that the Hong Kong International Arbitration Centre (the “Tribunal”) rendered a decision in arbitration proceedings involving the Company’s wholly-owned subsidiaries LoJack Corporation and LoJack Equipment Ireland DAC (collectively, “LoJack”) and EVE Energy Co., Ltd. (“EVE”), a former product supplier to LoJack. The Tribunal awarded damages to LoJack (the “Damage Award”) for EVE’s breach of contract.

On June 6, 2017, LoJack reached an agreement in principle with EVE and its controlling shareholder EVE Holdings Limited, as evidenced in a binding memorandum of understanding (“MOU”) between the parties, to resolve the Damage Award by EVE Holdings Limited making payment to LoJack of approximately US$46 million, which amount is net of LoJack’s attorneys’ fees and costs and LoJack’s insurance subrogation payment (the “Settlement”). Pursuant to the MOU, approximately 90% of the Settlement amount is in cash and approximately 10% is in the form of EVE common stock. The cash portion is payable to LoJack in installments on June 20, 2017, October 31, 2017 and February 28, 2018. CalAmp has not yet determined the income tax effects of the Settlement, as it will depend in part on how the award is apportioned between LoJack’s domestic and international operations. The amounts to be realized by LoJack pursuant to the Settlement are expected to be material to CalAmp’s consolidated financial position and results of operations in the periods that the Settlement installments are received and recorded.

LoJack was represented by Ropes & Gray LLP in this matter.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALAMP CORP.
Registrant

By:	/s/ Richard Vitelle

Richard Vitelle
Executive Vice President and Chief Financial Officer

Dated: June 13, 2017